UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 16, 2017

 Roka Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36538	27-0881542
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Independence Boulevard Warren, NJ	07059
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(908) 605-4700
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On August 16, 2017, Roka Bioscience, Inc., a Delaware corporation the “Company”) entered into a definitive agreement (the “Asset Purchase Agreement”) with Rokabio, Inc. (the “Buyer”), a newly formed subsidiary of Institute for Environmental Health (“IEH” or the “Buyer”), providing for the sale of substantially all of the assets of the Company in an all-cash transaction for an aggregate purchase price of $17,500,000, subject to certain adjustments set forth in the Asset Purchase Agreement (the “Asset Sale”). IEH’s focus is to provide comprehensive risk management services to the food industry. In addition, the IEH family of companies is involved in the production and distribution of reagents, supplies, test kits and equipment to food testing laboratories and food companies. The IEH group operates in the U.S., Canada, Mexico, Germany, Austria, England, China and Australia.

Pursuant to the terms of the Asset Purchase Agreement, the Company is required to provide transition services to the Buyer for a period of time following the closing of the Asset Sale through the earlier of (i) December 31, 2017 and (ii) the date as of which the Company has provided Buyer with an aggregate of 900,000 assay tests (the “Transition Period”). IEH has guaranteed all obligations of Buyer under the Asset Purchase Agreement, including the obligation to pay the purchase price.

The closing of the Asset Sale is subject to certain customary conditions, including the receipt of consent of the Company’s lender and approval by the Company’s stockholders of the transactions contemplated by the Asset Purchase Agreement. As part of the transaction, the Company will be required to make a $2.5 million milestone payment pursuant to its license agreement with Hologic, Inc. The Asset Sale is the initial step in a contemplated liquidation of the Company. Stockholder approval will also be required for the plan of liquidation.

The Board of Directors of the Company has unanimously approved the proposed transactions set forth in the Asset Purchase Agreement. The Board of Directors had engaged Duff & Phelps Securities, LLC to assist the Board in reviewing a range of strategic alternatives for the Company. The proposed Asset Sale represents the conclusion of this process. In connection with the Board’s approval of the Asset Purchase Agreement, the Board received a fairness opinion from Empire Valuation Consultants LLC.

The Company has made customary representations, warranties and covenants in the Asset Purchase Agreement. The Asset Purchase Agreement does not contain any ongoing indemnification obligations of the Company. The Asset Purchase Agreement contains a “no shop” restriction on the Company’s ability to solicit third party proposals and on its ability to provide information and engage in discussions and negotiations with unsolicited third parties.  The no shop provision is subject to a “fiduciary out” provision that allows the Company to provide information and participate in discussions and negotiations with respect to unsolicited third party acquisition proposals submitted after the date of the Asset Purchase Agreement that the Company’s Board of Directors determines in good faith are reasonably likely to result in a Superior Proposal, as defined in the Asset Purchase Agreement.

The Company may terminate the Asset Purchase Agreement under certain circumstances, including if its Board of Directors determines in good faith that it has received a Superior Proposal and that it is required to terminate the Asset Purchase Agreement in order to comply with its fiduciary duties, and otherwise complies with certain terms of the Asset Purchase Agreement.  In connection with such termination or a termination after the Company’s stockholders have approved the Asset Purchase Agreement, the Company must pay a termination fee of $770,000 to the Buyer.  In addition, the Asset Purchase Agreement contains certain other termination rights for the Company.

The Company cannot assure you that the conditions to the closing of the transactions contemplated by the Asset Purchase Agreement will be satisfied, or that the transactions will be completed. In the event the Company does not successfully complete the transactions contemplated by the Asset Purchase Agreement or complete a transaction resulting from a Superior Proposal, the Company will have limited options for financing its ongoing operations and will likely cease its operations or file for bankruptcy protection.

The Company has filed a copy of the Asset Purchase Agreement as Exhibit 2.1 to this current report on Form 8-K. The Asset Purchase Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company or the Buyer. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Asset Purchase Agreement. The representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Buyer any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01 Other Events.

The Asset Sale is the initial step in the Company’s expected liquidation, which will be disclosed in further detail in the Company’s proxy statement to be filed with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of stockholder approval of the Asset Sale and an expected plan of liquidation. Assuming stockholder approval of the Asset Sale and the plan of liquidation, liquidating distributions, in an amount to be determined, are expected to begin shortly after the completion of the Transition Period. The Company is analyzing the amount of liquidating distributions expected to be available for distribution to stockholders and intends to disclose such amounts in its proxy statement.

On August 17, 2017, the Company issued a press release in which it announced that it had entered into the Asset Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Forward-Looking Information Is Subject to Risk and Uncertainty

A number of the matters discussed in this Current Report on Form 8-K that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the Asset Sale will be consummated and the amount of liquidating distributions available for distribution to stockholders. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include, among others: approval of the Asset Sale and the Plan of Liquidation by the Company’s stockholders; consent of the Company’s lender to the Asset Sale; the timing of the stockholders meeting; satisfaction of various other conditions to the closing of the Asset Sale; termination of the Asset Purchase Agreement pursuant to its terms, the Company’s ability to provide transition services efficiently within the currently estimated range; the Company’s ability to settle certain liabilities within the currently estimated range; the timing and amount of cash distributed to stockholders; and the risks that are described from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2016. This current report on Form 8-K speaks only as of its date, and the Company disclaims any duty to update the information herein.

Additional Information and Where to Find It

In connection with stockholder approval of the Asset Sale and the plan of liquidation, the Company intends to file a proxy statement and other materials with the SEC. Stockholders of the Company are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the Asset Sale and the plan of liquidation.  Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC, may also be obtained from the Company by directing a request to Roka Bioscience, Inc., 20 Independence Blvd., Warren NJ 07059, Attention: Corporate Secretary, or at www.rokabio.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Asset Sale and the plan of liquidation. Information regarding the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 20, 2017.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Amendment to License Agreement

On August 16, 2017, the Company entered into a third amendment (the “Amendment”) to its license agreement, dated September 10, 2009, with Gen-Probe Incorporated (subsequently acquired by Hologic, Inc.). The Amendment provides that, among other things, the Company’s obligation to make milestone payments of $5.0 million in January 2018 and $5.0 million in January 2020 shall be reduced to a single $2.5 million milestone payment due on September 15, 2017. In the event the Company fails to make such $2.5 million milestone payment to Hologic, the Buyer may be entitled to make the payment upon closing of the Asset Sale, in which case the purchase price payable to the Company at closing would be reduced by $2.5 million to $15.0 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	Asset Purchase Agreement, dated August 16, 2017, between Roka Bioscience, Inc. and Rokabio, Inc..*

10.1	Third Amendment, dated August 16, 2017, to License Agreement, dated September 10, 2009, by and between Roka Bioscience, Inc. and Gen-Probe Incorporated.

99.1	Press Release dated August 17, 2017.

*  Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROKA BIOSCIENCE, INC.

Dated: August 17, 2017	By:	/s/ Lars Boesgaard
Name: Lars Boesgaard
Title: Chief Financial Officer